EXHIBIT 99.1
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NEWS RELEASE
May 16, 2011

               FSI ANNOUNCES FIRST QUARTER, 2011 FINANCIAL RESULTS
 Conference call scheduled for Tuesday May. 17th, 11:00am Eastern time, 8:00am
                                  Pacific Time
                            See dial in number below

VICTORIA, BRITISH COLUMBIA, May 16, 2011 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and crop nutrient availability chemistry, as well as biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the first quarter (Q1) ended March 31, 2011.

Mr. Daniel B. O'Brien, CEO, states, "We are proud of the record revenue achieved in the quarter. It is interesting to note that not long ago our annual revenue was approximately the same number as Q1 this year! The increase in our non-GAAP operating cash flow over the year earlier shows that the Company is in good health and ready to take advantage of new opportunities. Year over year revenue is expected to increase for the rest of the year and revenue forecasts will be updated at each financial reporting date."

Mr. O'Brien continues, "In the first half of every year our growth in sales combined with the seasonality of the agriculture and swimming pool markets result in an increase in accounts receivable, a decrease in cash and a decrease in inventory. This year it is even more noticeable because we purchased for cancellation almost 800,000 common shares in the quarter using cash on hand. We are confident that our strategy of replacing the cash we used with a $1.5 million revolving line of credit, at 4%, is in the best interests of the Company and the shareholders. As a result of these actions, our available working capital has actually increased while our shares outstanding have decreased"

     o Sales in the first quarter (Q1) were $4,357,467, up approximately 29% when compared to sales of $3,384,846 in the corresponding period a year ago. Due to estimates, in Q1, 2010, of the expected Income tax expense for full year 2010, a much lower tax expense was recognized in Q1, 2010 than the actual tax expense related to revenue for that quarter. This has resulted in, what appears to be, a larger net income in Q1, 2010 versus Q1, 2011. Therefore for comparison purposes between these quarters it would be more accurate to compare the GAAP number "Income before tax." See the First Quarter Financial Statement or the table on the following page for these numbers. The financials give a Q1, 2011 net profit of 358,107, or $0.03 per share compared to a net profit of $515,673, or $0.04 per share in Q1, 2010.

     o Basic weighted average shares used in computing per share amounts in Q1 were 13,592,698 for 2011 and 13,962,567 for 2010. Note: a share buy back by the Company in Q1, 2011 is the reason for the reduced share count.

     o Non-GAAP operating cash flow: For the 3 months ending March 31, 2011, net income reflects $117,992 of non-cash charges (depreciation and stock option expenses), income tax, as well as $244,748 in new factory development costs and related interest expense. These items are either non-cash items or items not related to operations or current operating activities of the Company. When these items are removed, the Company shows operating cash flow of $1,040,847, or $0.8 per share. This compares with operating cash flow of $929,822, or $0.07 per share, in the corresponding 3 months of 2010 (see the table that follows for details of these calculations).

Mr. O'Brien comments, "FSI's sugar to aspartic acid plant, in Alberta, requires only its steam permit and a few weeks of high volume testing before production can begin. Production from the Alberta plant will allow FSI, through the NanoChem division to supply the only renewably-based poly-aspartic acid in the world. This will allow access to customers who demand this level of environmentally sound behavior as well as insulating the company from future oil price shocks."

The NanoChem division continues to contribute most of our sales and cash flow, and new opportunities are unfolding to further increase sales in this division. NanoChem sales have been less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in total revenue figures quarter over quarter. However, in the future, Q1 and Q2 sales may be much larger than sales in Q3 and Q4. This is largely due to potential growth in agricultural product sales (sales which tend to occur largely in Q1 and Q2).

* CEO, Dan O'Brien has scheduled a conference  call for 11:00am EST, 8:00am PST,
Tuesday  May  17th  to  discuss  the   financials.   Call   1-877-941-6010   (or
1-480-629-9723). The conference call title, "First Quarter Financials," may be requested.*
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The above  information  and  following  table contain  supplemental  information regarding income and cash flow from operations for the 3 months ended March 31, 2011. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                               FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
                 For 3 Months Ended March 31 (3 Months Operating Cash Flow)
                                   (Unaudited)
--------------------------------------------------------------------------------
                                                    3 months ended March 31
                                                   2011             2010
                                              ----------------------------------
Revenue                                         $4,357,467     $ 3,384,846
Income before income tax GAAP                   $  678,108     $   584,673
Income tax GAAP                                 $  320,000 a   $     69,000 a
Net income (loss) GAAP                          $  358,107 a   $    515,673 a
Net income (loss) per common share - basic.
  GAAP                                          $     0.03 a   $       0.04 a
3 month weighted average shares used in
 computing per share amounts - basic. GAAP      13,592,698       13,962,567

                                                  3 month Operating Cash Flow
                                                         Ended March 31
                                              ----------------------------------
Operating Cash flow (3months). NON-GAAP         $   796,099 b  $    699,597 b
Operating Cash flow excluding non-operating
 items and items not related to current
 operations (3 months). NON-GAAP                $ 1,040,847 c  $    929,822 c
Operating Cash flow per share excluding
 non-operating items and items not related to
 current operations (3 months) - basic.         $      0.08 c  $       0.07 c
NON-GAAP
Non-cash Adjustments (3 month)                  $   117,992 d  $    114,924 d
Shares (3 month basic weighted average)  used
 in computing per share amounts - basic GAAP     13,592,698      13,962,567
--------------------------------------------------------------------------------

Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.
a) GAAP - the relative higher Income tax expense and lower Net income numbers for Q1, 2011 in comparison to Q1, 2010 are largely a result of full year income tax estimates made at the end of Q1. Adjustment to income tax expenses are made at the end of each quarter.
b) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling 2011 = $117,992, 2010 = $114,924) and income tax (2011 =
320,000, 2010 = $69,000. See Operating Cash Flow for other adjustments.
c) Non-GAAP - amounts exclude certain non-cash items (depreciation and stock option expense totaling - see "b" above), income tax (see "b" above) as well as items unrelated to current operating activities (new factory construction and related Interest expense totaling: 2011 = $244,748, 2010 = $230,225).
d) Non-GAAP - amounts represent depreciation, stock option expense.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA

                                                                    Jason Bloom
                                                              Tel: 250 477 9969
                                                        Toll Free: 800 661 3560
                                                              Fax: 250 477 9912
                                             E-mail: info@flexiblesolutions.com



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visit www.flexiblesolutions.com.

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